Exhibit 99.1

News From

Buena, NJ 08310

Release Date: July 30, 2012

Contact:

Jenniffer Collins

IGI Laboratoires, Inc.

(856) 856-697-4379

www.igilabs.com

IGI LABORATORIES, INC.

ANNOUNCES CHANGE TO ITS EXECUTIVE MANAGEMENT TEAM

Jason Grenfell-Gardner appointed as CEO of IGI Laboratories, Inc.

BUENA, NJ - (BUSINESS WIRE) – IGI Laboratories, Inc. (NYSE Amex: IG), a New Jersey based pharmaceutical company, today announced that Jason Grenfell-Gardner has been appointed President and Chief Executive Officer of IGI Laboratories, Inc. effective July 30, 2012.

Ms. Joyce Erony, Chairman of the Company, commented "On behalf of the Board of Directors, “I would like to express my gratitude for the dedication and leadership provided by Charlie during his tenure at IGI. I would also like to take this opportunity to congratulate Jason whose comprehensive experience in the pharmaceutical market and the commercialization of products makes Jason the appropriate leader to establish the IGI brand and portfolio of generic topical prescription drug products in the marketplace.”

Jason Grenfell-Gardner brings significant experience in the pharmaceutical industry, with a particular focus on generics. Most recently, Jason was the Senior Vice President of Sales and Marketing for West-Ward Pharmaceuticals, the US subsidiary of Hikma Pharmaceuticals. Jason has served in that role since 2008. Jason was an integral part of the senior management team which grew the business from just over $100 million in 2008 to over $300 million in 2011. He solidified West-Ward’s presence in the sterile injectable space through the acquisition of Baxter International, Inc.’s multisource injectable business in 2011. He originally joined Hikma Pharmaceuticals to lead its initial public offering in 2004, and later headed their business development efforts.

Prior to 2004, Jason gained a number of years of investment banking experience in Central and Eastern Europe with Trigon Capital, and served as Chairman of the Board of Sanitas Pharmaceuticals. Jason has an MA in Economics from the University of St. Andrews in Scotland, and an MBA from INSEAD, where he studied in both France and Singapore.

About IGI Laboratories, Inc.

IGI Laboratories is a developer and manufacturer of topical formulations for the pharmaceutical, OTC, and cosmetic markets.

IGI Laboratories, Inc. “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as " will," "possible," "one time," "provides an opportunity," "continue" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in IGI Laboratories, Inc.’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors or IGI Laboratories, Inc.’s ability to implement business strategies. IGI Laboratories, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.